Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2007, with respect to the consolidated balance sheets of ALS, LLC and Subsidiaries as of December 31, 2006, 2005 and 2004 and the related consolidated statements of income, cash flows and changes in members’ equity for the years ended December 31, 2006, 2005 and 2004 in this Registration Statement on Form S-1 (Registration No. 333-156450) and related Prospectus of ClearPoint Business Resources, Inc. related to the resale by selling security holders of up to 3,710,825 shares of common stock issuable upon the exercise of warrants.

/s/ LarsonAllen LLP
LarsonAllen LLP
Orlando, Florida
December 30, 2008